Exhibit (h)(1)(C)

SUB-ACCOUNTING SERVICES AGREEMENT

This AGREEMENT is made as of                     , 2006, by and between AXA Equitable Life Insurance Company, a stock life insurance company organized and existing under the laws of The State of New York and having its principal place of business at 1290 Avenue of the Americas, New York, New York 10104 (the “Administrator”), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company, having its principal place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the “Sub-Accounting Agent”).

WHEREAS, EQ Advisors Trust (the “Fund”) is an open-end management investment company currently comprised of multiple series and is registered with the U.S. Securities and Exchange Commission (the “SEC”) by means of a registration statement under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund is authorized to issue common stock or shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets (each, a “Portfolio”);

WHEREAS, upon completion of a substitution of Shares of a series of the Fund for Shares of a comparable series of another registered investment company in accordance with an Order of Approval and an Order of Exemption granted to the Administrator by the SEC on             , 2006, the series listed in Appendix A hereto is a Portfolio of the Fund as of such date;

WHEREAS, pursuant to that certain Mutual Fund Services Agreement dated             ,             , (the “Administration Agreement”) between the Fund, the Administrator has been retained to provide, and provides, certain fund accounting and recordkeeping services;

WHEREAS, pursuant to the Administration Agreement, the Administrator may subcontract for the provision of certain of the aforementioned services including, the fund accounting and recordkeeping services set forth below;

WHEREAS, the Administrator intends that this Agreement be applicable to the Portfolios identified on Appendix A hereto; and

WHEREAS, the Sub-Accounting Agent is willing to perform such services upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

SECTION 1. DUTIES OF THE SUB-ACCOUNTING AGENT.

SECTION 1.1 BOOKS OF ACCOUNT.

The Sub-Accounting Agent shall maintain the books of account of each Portfolio of the Fund and shall perform the following duties in the manner prescribed by such Portfolio’s currently effective prospectus, statement of additional information or other governing document, certified copies of which have been supplied to the Sub-Accounting Agent (a “governing document”):

•	Record general ledger entries;

•	Calculate daily expenses;

•	Calculate daily income;

•	Reconcile daily activity to the trial balance;

•	Calculate net asset value; and

•	Prepare account balances.

The Administrator shall provide, or cause the Fund or any Portfolio to provide, timely prior notice to the Sub-Accounting Agent of any modification in the manner in which such calculations are to be performed as prescribed in any revision to any Portfolio’s governing document and shall supply, or cause each Portfolio to supply, the Sub-Accounting Agent with certified copies of all amendments and/or supplements to the governing documents in a timely manner. For purposes of calculating the net asset value of a Portfolio, the Sub-Accounting Agent shall value each Portfolio’s portfolio securities utilizing prices obtained from sources designated by the Administrator (collectively, the “Authorized Price Sources”) on a Price Source Authorization substantially in the form attached hereto as Exhibit A, as the same may be amended by the Administrator and the Sub-Accounting Agent from time to time, or otherwise designated by means of Proper Instructions (as such term is defined in Section 2.2 below) (the “Price Source Authorization”). The Sub-Accounting Agent shall not be responsible for any revisions to calculation methods unless such revisions are communicated in writing to the Sub-Accounting Agent.

SECTION 1.2 RECORDS.

The Sub-Accounting Agent shall create and maintain all records relating to its activities and obligations under this Agreement in such a manner as will meet the obligations of the Fund on behalf of each Portfolio under the 1940 Act, specifically Section 31 thereof and Rules 31a-1 and 31a-2 thereunder. All such records shall be the property of the applicable Portfolio and shall at all times during the regular business hours of the Sub-Accounting Agent be open for inspection by duly authorized officers, employees or agents of the Administrator, the applicable Portfolio and employees and agents of the Securities and Exchange Commission. Such records shall be provided promptly by the Sub-Accounting Agent upon request by the Fund. Subject to Section 3 below, the Sub-Accounting Agent shall preserve for the period required by law the records required to be maintained thereunder.

SECTION 1.3 APPOINTMENT OF AGENTS.

The Sub-Accounting Agent may at its own expense employ agents in the performance of its duties and the exercise of its rights under this Agreement, provided that the employment of such agents shall not reduce the Sub-Accounting Agent’s obligations or liabilities hereunder.

SECTION 2. DUTIES OF THE ADMINISTRATOR.

SECTION 2.1 DELIVERY OF INFORMATION.

The Administrator shall provide, or shall cause the Fund or applicable Portfolio or a third party to provide timely notice to the Sub-Accounting Agent of certain data as a condition to the Sub-Accounting Agent’s performance described in Section 1 above. The data required to be provided pursuant to this section is set forth on Exhibit B hereto, which exhibit may be separately amended or supplemented by the parties from time to time.

The Sub-Accounting Agent is authorized and instructed to rely upon the information it receives from the Administrator, the Fund, the applicable Portfolio or any third party. The Sub-Accounting Agent shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any data supplied to it by or on behalf of the Administrator or any Portfolio of the Fund.

SECTION 2.2 PROPER INSTRUCTIONS.

The Administrator, and the Fund on behalf of each Portfolio, as applicable, shall communicate to the Sub-Accounting Agent by means of Proper Instructions. Proper Instructions shall mean (i) a writing signed or initialed by one or more persons as the Administrator or the Board of Trustees of the Fund shall have from time to time authorized or (ii) communication effected directly between the Administrator, the Fund, or either of their respective third-party agents (each, a “Third Party Agent”) and the Sub-Accounting Agent by electro-mechanical or electronic devices or by such other means and utilizing such intermediary systems and utilities as may be agreed to from time to time by the Sub-Accounting Agent and the Administrator, provided that the Administrator and the Sub-Accounting Agent agree to security procedures. The Sub-Accounting Agent may rely upon any Proper Instruction believed by it to be genuine and to have been properly issued by or on behalf of the Administrator or the Fund. Oral instructions shall be considered Proper Instructions if the Sub-Accounting Agent reasonably believes them to have been given by a person authorized to give such instructions. The Administrator shall cause all oral instructions to be confirmed in accordance with clauses (i) or (ii) above, as appropriate. The Administrator shall give, or shall cause the Fund on behalf of each applicable Portfolio to give, timely Proper Instructions to the Sub-Accounting Agent in regard to matters affecting accounting practices and the Sub-Accounting Agent’s performance pursuant to this Agreement.

SECTION 3 OPINION OF FUND’S INDEPENDENT ACCOUNTANT

The Sub-Accounting Agent shall take all reasonable action, as the Fund on behalf of each applicable Portfolio may from time to time request, to obtain from year to year favorable opinions from the Fund’s independent accountants with respect to its activities hereunder in connection with the preparation of the Fund’s Form N-1A or other annual reports to the SEC and with respect to any other requirements thereof.

SECTION 4 REPORTS TO FUND BY INDEPENDENT PUBLIC ACCOUNTANTS

The Sub-Accounting Agent shall provide the Fund, on behalf of each of the Portfolios at such times as the Fund may reasonably require, with reports by independent public accountants on the accounting system, and internal accounting control and procedures, relating to the services provided by the Sub-Accounting Agent under this Agreement; such reports, shall be of sufficient scope and in sufficient detail, as may reasonably be required by the Fund to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the reports shall so state.

SECTION 5. STANDARD OF CARE; LIMITATION OF LIABILITY.

The Sub-Accounting Agent shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement, but shall be kept indemnified by, and shall be without liability to the Administrator and/or the Fund and/or any Portfolio for any action taken or omitted by it in good faith without negligence including, without limitation, acting in accordance with any Proper Instruction. It shall be entitled to rely on and may act upon the written advice of counsel) who may be counsel for the Administrator or the Fund or Portfolio) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice. Without in any way limiting the generality of the foregoing, the Sub-Accounting Agent shall in no event be liable for any loss or damage arising from causes beyond its control including, without limitation, delay or cessation of services hereunder or any damages to the Administrator or the Fund or Portfolio resulting therefrom as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, acts of war or terrorism, communication disruption or other impossibility of performance.

In no event shall the Administrator be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorney’s fees) in any way due to the Administrator’s, Fund’s, Portfolio’s or other use of the accounting services or the performance of or failure to perform the Sub-Accounting Agent’s obligations under this Agreement.

The Administrator, the Fund, any Third Party Agent or Authorized Price Sources from which the Sub-Accounting Agent shall receive or obtain certain records, reports and other data utilized or included in the accounting services provided hereunder are solely responsible for the contents of such information including, without limitation, the accuracy thereof and the

Administrator agrees, and shall cause the Fund on behalf of each Portfolio to agree, to make no claim against the Sub-Accounting Agent arising out of the contents of such third-party data including, but not limited to, the accuracy thereof. The Sub-Accounting Agent shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information and shall be without liability for any loss or damage suffered as a result of the Sub-Accounting Agent’s reasonable reliance on and utilization of such information, except as otherwise required by the Price Source Authorization with respect to the use of data obtained from Authorized Price Sources. The Sub-Accounting Agent shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Administrator, any Fund, any Portfolio or any Third Party Agent to provide it with the information required by Section 2.1 above. Further, and without in any way limiting the generality of the foregoing, the Sub-Accounting Agent shall have no liability in respect of any loss, damage or expense suffered by the Administrator or any Fund or Portfolio, insofar as such loss, damage or expense arises from the performance of the Sub-Accounting Agent’s duties hereunder by reason of the Sub-Accounting Agent’s reliance upon records that were maintained for the Administrator or any Fund or Portfolio by any entity other than the Sub-Accounting Agent prior to the Administrator’s appointment of the Sub-Accounting Agent pursuant to this Agreement.

The Administrator agrees to indemnify and hold the Sub-Accounting Agent free and harmless from any expense, loss, damage or claim, including reasonable attorney’s fees, suffered by the Sub-Accounting Agent and caused by or resulting from the acts or omissions of the Administrator, the Fund, a Portfolio or any third-party whose services the Sub-Accounting Agent must rely upon in performing services hereunder.

The Administrator acknowledges and agrees that, with respect to investments any Fund maintains with an entity which may from time to time act as a transfer agent for uncertificated shares of registered investment companies (the “Underlying Transfer Agent”), such Underlying Transfer Agent is the sole source of information on the number of shares held by it on behalf of a Portfolio and that the Sub-Accounting Agent has the right to rely on holdings information furnished by the Underlying Transfer Agent to the Sub-Accounting Agent in performing its duties under this Agreement.

SECTION 6. COMPENSATION OF SUB-ACCOUNTING AGENT.

The Sub-Accounting Agent shall be entitled to reasonable compensation for its services and expenses as Sub-Accounting Agent, as agreed upon from time to time between the Administrator and the Sub-Accounting Agent.

SECTION 7. TERM OF AGREEMENT; AMENDMENT.

This Agreement shall become effective as of its execution, shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto and may be terminated by either party by an instrument in writing delivered by overnight courier or sent by certified mail, postage prepaid, to the other party, such termination to take effect not sooner than sixty (60) days after the date of such delivery or mailing.

Termination of this Agreement with respect to the coverage of any one particular Portfolio shall in no way affect the rights and duties under this Agreement with respect to any other Portfolio.

Upon termination of the Agreement or termination of its coverage with respect to any Portfolio, the Administrator shall pay to the Sub-Accounting Agent such compensation as may be due as of the date of such termination (or with respect to the applicable Portfolio with respect to a coverage termination) and shall likewise reimburse the Sub-Accounting Agent for its costs, expenses and disbursements.

SECTION 8. SUCCESSOR AGENT.

If a successor agent for the Fund or any Portfolio shall be appointed by the Administrator, the Sub-Accounting Agent shall upon termination deliver to such successor agent at the office of the Sub-Accounting Agent all properties of such Fund or Portfolio held by it hereunder. If no such successor agent shall be appointed, the Sub-Accounting Agent shall at its office upon receipt of Proper Instructions deliver such properties in accordance with such instructions.

SECTION 9. GENERAL.

SECTION 9.1 MASSACHUSETTS LAW TO APPLY. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with laws of The Commonwealth of Massachusetts.

SECTION 9.2 PRIOR AGREEMENTS. This Agreement supersedes and terminates, as of the date hereof, all prior Agreements between the Administrator and the Sub-Accounting Agent relating to the fund accounting and recordkeeping regarding each Portfolio of the Fund.

SECTION 9.3 ASSIGNMENT. This Agreement may not be assigned by (a) the Administrator without the written consent of the Sub-Accounting Agent or (b) by the Sub-Accounting Agent without the written consent of the Administrator, except that either party may assign to a successor of all or a substantial portion of its business, or to an entity controlling, controlled by or under common control with such party.

SECTION 9.4 INTERPRETIVE AND ADDITIONAL PROVISIONS. In connection with the operation of this Agreement, the Sub-Accounting Agent and the Administrator may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties and shall be annexed hereto, provided that no such interpretive or additional provisions shall contravene any applicable federal or state regulations or any provision of the Fund’s governing documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

SECTION 9.5 ADDITIONAL PORTFOLIOS. In the event that any Fund establishes one or more series of Shares in addition to those set forth on Appendix A hereto with respect to which the Administrator desires to have the Sub-Accounting Agent render services hereunder, the Administrator shall so notify the Sub-Accounting Agent in writing, and if the Sub-Accounting Agent agrees in writing to provide such services, such series of Shares shall become a Portfolio hereunder.

SECTION 9.6 REMOTE ACCESS SERVICES ADDENDUM. The Administrator and the Sub-Accounting Agent hereby agree to the terms of the Remote Access Services Addendum hereto.

SECTION 9.7 NOTICES. Any notice, instruction or other instrument required to be given hereunder may be delivered in person to the offices of the parties as set forth herein during normal business hours or delivered prepaid registered mail or by telex, cable or telecopy to the parties at the following addresses or such other addresses as may be notified by any party from time to time.

To the Administrator:	AXA Equitable Life Insurance Company
1290 Avenue of the Americas
New York, New York 10104
Attention:
Telephone:
Telecopy:
With a copy to:
Telephone:
Telecopy:

To the Sub-Accounting Agent:	STATE STREET BANK AND TRUST COMPANY
1776 Heritage Drive JAB-2N
North Quincy, Massachusetts 02171
Attention: John Fitch
Telephone: 617-985-7809
Telecopy: 617-537-5152

Such notice, instruction or other instrument shall be deemed to have been served in the case of a registered letter at the expiration of five business days after posting, in the case of cable twenty-four hours after dispatch and, in the case of telex, immediately on dispatch and if delivered outside normal business hours it shall be deemed to have been received at the next time after delivery when normal business hours commence and in the case of cable, telex or telecopy on the business day after the receipt thereof. Evidence that the notice was properly addressed, stamped and put into the post shall be conclusive evidence of posting.

SECTION 9.8 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same agreement.

SECTION 9.9 SEVERABILITY. If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

SECTION 9.10 REPRODUCTION OF DOCUMENTS. This Agreement and all schedules, addenda, exhibits, appendices, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and behalf by its duly authorized representative and its seal to be hereunder affixed as of the date first above-written.

SIGNATURE ATTESTED TO BY:		AXA EQUITABLE LIFE INSURANCE COMPANY

By:	_______________________________________________	By:	_______________________________________________
Name:		Name:
Title:		Title:

SIGNATURE ATTESTED TO BY:		STATE STREET BANK AND TRUST COMPANY

By:	_______________________________________________	By:	_______________________________________________
	Jean S. Carr Vice President & Counsel		Joseph L. Hooley, Executive Vice President

APPENDIX A

TO

SUB-ACCOUNTING SERVICES AGREEMENT

Dated                     , 2006

PORTFOLIOS OF EQ ADVISORS TRUST

EQ/AXA ROSENBERG VALUE LONG/SHORT EQUITY PORTFOLIO

EQ ADVISORS TRUST

By:
Name:
Title:
Appendix Dated: , 2006

EXHIBIT A

Price Source Authorization

EXHIBIT B

TO

SUB-ACCOUNTING SERVICES AGREEMENT

INFORMATION REQUIRED TO BE SUPPLIED	RESPONSIBLE PARTY

Portfolio Trade Authorizations	Investment Adviser
Currency Transactions	Investment Adviser
Cash Transaction Report	Custodian
Portfolio Prices	Third Party Vendors/Investment Adviser
Exchange Rates	Third Party Vendors/Investment Adviser
Capital Stock Activity Report	Transfer Agent
Dividend/Distribution Schedule	Investment Adviser
Dividend/Distribution Declaration	Investment Adviser/Administrator
Dividend Reconciliation/Confirmation	Transfer Agent
Corporate Actions	Third Party Vendors/Custodian
Service Provider Fee Schedules	Investment Adviser
Expense Budget	Investment Adviser/Administrator
Amortization Policy	Investment Adviser
Accounting Policy/Complex Investments	Investment Adviser
Audit Management Letter	Auditor
Annual Shareholder Letter	Investment Adviser
Annual/Semi-Annual Reports	Investment Adviser/Administrator